EXHIBIT 10.43

September 29, 2019

REVISED

Merdad Parsey
1528 St Francis Way
San Carlos, CA 94070

Dear Merdad,

Gilead Sciences, Inc. (“Gilead”) is pleased to offer you the position of Chief Medical Officer. In this role you will report to Gilead’s Chief Executive Officer (“CEO”), Daniel O’Day, and will have responsibility for Gilead’s core drug development and medical affairs initiatives, other than those of Kite Pharma, Inc. You will join Gilead’s Leadership Team and be based in our Foster City, California headquarters. We would expect you to start on November 4, 2019 or such earlier date as may be agreed to by the CEO (such date, the “Start Date”).

We are very excited about the possibility of you joining Gilead, and we look forward to working with you in our innovative company. The following outlines the specific terms of our offer:

Annual Compensation. Your base salary on an annualized basis will be $1,000,000, less taxes, payable bi- weekly.

You will be eligible to participate in Gilead’s annual corporate bonus program, commencing with the 2020 bonus year. Your target bonus will be 100% of annual base salary. Based on your starting annualized base salary, your target bonus would be $1,000,000. Under current plan terms your actual bonus payout can range from 0% to 150% of this target based on the achievement of individual and corporate performance goals as established by the Compensation Committee (the “Compensation Committee”) of Gilead’s Board of Directors (the “Board”).

In addition to an initial equity award as described below, you will be eligible to participate in Gilead’s annual equity award program, under which awards are typically granted in the first quarter of the year. For 2020, the aggregate target grant date value for your equity awards will be $4,000,000. Currently, 25% of the aggregate target value of such annual equity awards is comprised of stock options, 25% is comprised of restricted stock units (RSUs), and the remaining 50% is comprised of performance share unit awards (PSUs). The actual award breakdown will be determined by the Compensation Committee prior to grant, and the number of shares subject to each of these grants will be determined based on the assumptions used by Gilead at the time of grant to value equity awards for purposes of Gilead’s financial reporting. These awards will be subject to the standard terms utilized for grants to the Gilead Leadership Team. The target grant values and equity vehicles are reviewed on an annual basis and subject to change as determined by the Compensation Committee.

New-Hire Equity Awards. You will be granted equity awards with an aggregate target grant date value of$2,000,000 following your Start Date (your “New-Hire Equity Awards”). Your New Hire Equity Awards will be made under the Gilead Sciences, Inc. 2004 Equity Incentive Plan, as amended (the “Equity Incentive Plan”), with $1,000,000 of the awards granted in the form of restricted stock units (RSUs) and $1,000,000 granted in the form of stock options, intended to replace the value of unvested equity awards forfeited from your current employer. The actual number of shares subject to each of these grants will be determined based on the assumptions used by Gilead at the time of grant to value equity awards for purposes of Gilead’s financial reporting. Your New-Hire Equity Awards will be subject to the standard terms utilized for grants to the Gilead Leadership Team under the Equity Incentive Plan as approved by the Compensation Committee prior to the time of this offer, including the following:

•The exercise price for your stock options will be no less than the fair market value per share of Gilead common stock on the grant date. The fair market value per share for that date will be determined in accordance with the provisions of the Equity Incentive Plan. You will be notified of the details after your options have been granted. Your options will vest and become exercisable for 25% of the option shares upon your completion of one year of employment with Gilead, measured from the grant date, and will vest and become exercisable for the balance of the option shares in a series of successive equal quarterly installments upon your completion of each successive three-month period of continued employment with Gilead over the next three years. The options will have a maximum term of ten years, subject to earlier termination upon or following your cessation of employment.

•Your RSUs will vest, and the underlying shares of Gilead common stock issued to you, in a series of three successive annual installments upon your completion of each year of continued employment with Gilead over the three-year period measured from the award date. Each RSU that vests will entitle you to one share of Gilead common stock.

Sign-On Bonus. To offset the value of your annual bonus and unvested equity awards forfeited from your current employer, you will receive a one-time cash payment of $2,000,000 (the “Sign-On Bonus”). Your Sign On Bonus will be paid to you in two equal installments. The first installment of $1,000,000 will be paid with your first payroll check subsequent to the Start Date and, subject to your continued employment, the second installment of $1,000,000 will paid with the first payroll check subsequent to the first anniversary of the Start Date. In the event that your employment is terminated by Gilead for Cause (as defined in the Equity Incentive Plan) or by you without Good Reason (as defined below), prior to your completion of one year of service, you will be required to repay the first installment of the Sign-On Bonus to Gilead. Your repayment obligation, if applicable, is due in full to Gilead within ninety days following your employment termination date.

In the event that, during your first two years with Gilead, your employment is terminated by Gilead without Cause (as defined in the Equity Incentive Plan), if you voluntarily terminate for Good Reason (as defined below) or if your employment with Gilead terminates due to your death or Disability (as defined below), you will become 100% vested in any of your remaining unvested New Hire Equity Awards and the full Sign-On Bonus, subject to your execution and non-revocation of a waiver and general release of claims within the time period specified by and in the form then provided by Gilead. In such circumstances, any stock options granted as part of your New Hire Equity Awards will remain exercisable until the first anniversary of your termination date. Any unpaid portion of the Sign-On Bonus will be paid to you within 60 days of such termination date. The stock options and RSUs will be subject, in all respects except as specifically set forth herein, to the terms and conditions of an award agreement that will be provided to you.

As used in this letter, “Good Reason” means the occurrence of any of the following events or conditions: (i) an adverse change in your employment status, title, position or responsibilities as Chief Medical Officer (including reporting responsibilities); (ii) a reduction in your annual base compensation or any failure to pay you any compensation or benefits to which you are entitled within 30 days of the date due; (iii) a reduction in your target bonus or annual equity award opportunity prior to the first anniversary of the Start Date; or (iv) Gilead requires you to relocate to any place outside a 50 mile radius of the greater Foster City, California area, except for reasonably required travel on the business of Gilead or any subsidiary.

As used in this letter, “Disability” means a physical or mental impairment which renders you unable to perform the essential functions of your employment with Gilead, even with reasonable accommodation that does not impose undue hardship on Gilead, for more than 90 days in any 180-day period.

Additional Benefits. Gilead provides a comprehensive company-paid benefits package including health, dental, vision, life, and long-term disability insurance plans. You are eligible for health and welfare benefits if you are a full-time employee working 30 hours or more (unless otherwise specified). You will need to enroll for medical, dental and vision coverage within 31 days of your hire date, or you will not be eligible to enroll until the next open enrollment, unless you have a qualifying life event. Upon completion of enrollment within such 31 day period, your coverage begins effective as of your Start Date.

At the next enrollment date, you will be eligible to participate in our Employee Stock Purchase Plan (“ESPP”) that offers you the opportunity to contribute up to 15% of your earnings, up to the IRS maximum, through payroll deductions to purchase Gilead stock at 85% of the lower of the closing price at the date of enrollment or purchase. ESPP enrollment occurs two times a year.

Additionally, we offer a 401(k) plan, which provides you with the opportunity for Pre-tax, Roth After-tax and Additional After-tax savings by deferring from 1-50% of your annual salary, subject to IRS maximums. Gilead will match 100% of your Pre-tax and/or Roth After-tax contributions to the plan up to a maximum company contribution of $12,000 per year (which increases to $15,000 beginning in 2020). More detailed information regarding your benefits will be provided at your New Employee Orientation, shortly after you begin employment.

As an employee, you are covered under Gilead’s Workers Compensation insurance policy. This policy applies to all employees who become ill or injured on the job. Gilead’s Workers Compensation carrier is XL Insurance America, Inc. Claims are handled by Sedgwick, a Third Party Administrator, at 1-855-336-0983.

You will be entitled to severance benefits in accordance with the terms and conditions of the Gilead Sciences, Inc. Severance Plan, as amended (the “Severance Plan”) and in the amounts set forth in Appendix B thereto; provided, however, that notwithstanding anything to the contrary in the Severance Plan, a termination of your employment by Gilead without Cause (as defined above) or by you for Good Reason (as defined above) will be considered “an involuntary termination” that entitles you to the Severance Pay Benefit for purposes of Section IV(a)(i)(1) of the Severance Plan, subject to your execution and delivery to Gilead of a release as provided for by the Severance Plan. A copy of this plan has been provided to you.

For your information, we have enclosed a Benefits Summary outlining Gilead’s benefits programs. We will arrange for you to meet with a member of our benefits staff to review your benefits package and enroll in the various programs. Please note that, as an executive, you will not accrue paid time-off but will instead have the flexibility of taking time off at your discretion in accordance with the business needs of the corporation.

Additional Terms. All compensation provided to you, including any cash or equity-based compensation, will be subject to Gilead’s collection of the applicable withholding taxes, and unless otherwise specifically stated above, Gilead will not gross-up or make whole for any such taxes.

Gilead intends to honor your ongoing confidentiality obligations and you agree to abide by Gilead’s strict company policy that prohibits any new employee from using or bringing with them from any prior employer any proprietary information, trade secrets, proprietary materials or processes of such former employers. Upon starting employment with Gilead, you will be required to sign Gilead’s Confidential Information and Inventions Agreement (“CIIA”) for Employees indicating your agreement with this policy. At the termination of your employment, you will be reminded of your continuing duties under the CIIA. Please read this policy and the CIIA carefully.

You and Gilead will also enter into Gilead’s standard form of indemnification agreement with its executive officers. During your employment with Gilead and for a period of not less than six (6) years after your employment with Gilead terminates, Gilead will cover you under directors and officers liability insurance in the same amount and to the same extent as Gilead covers its other executive officers and directors.

You will also be required to fill out the electronic Employment Eligibility Verification (Form 1-9). This electronic form will be sent to you via email. On your first day of employment please bring the necessary documents that establish your identity and employment eligibility.

You understand and agree that Gilead does not desire or intend to acquire from you any trade secrets or confidential proprietary information you may have acquired from others, including former employers. Therefore, you agree that during the term of your employment with Gilead, you will not bring to Gilead any such trade secrets or confidential proprietary information, nor will you use or disclose any trade secrets or confidential proprietary information of any former or concurrent employer, or any other person or entity with whom you have an agreement or to whom you owe a duty to keep such information in confidence. Further, you agree and represent to Gilead by signing below that as of the Start Date you will not be subject to any other agreement or any other previous or existing business relationship which conflicts with or restricts the full performance of your duties and obligations to Gilead (including your duties and obligations under this or any other agreement) during the term of your employment.

Further, you agree and represent to Gilead by signing below that you have never been terminated, suspended, or otherwise disciplined by an employer or organization for conduct that was alleged to be in violation of that employer/organization’s personnel policies, including but not limited to policies concerning harassment, discrimination, or other misconduct.

You agree by signing below that Gilead has made no other promises other than what is outlined in this letter. It contains the entire offer Gilead is making to you. In case of any conflict between this letter and the terms of any other letter or agreement, this letter will be controlling. Our agreement can only be modified by written agreement signed by you and Gilead’s representative. You also agree that should you accept a position at Gilead, the employment relationship is based on the mutual consent of the employee and Gilead. Accordingly, either you or Gilead can terminate the employment relationship at will, at any time, with or without cause or advance notice. You should also note that Gilead may modify wages and benefits from time to time at its discretion.

This offer of employment is effective for 10 days from the date of this letter. The offer is also contingent upon successful background and reference checks and Gilead’s review. If all of the foregoing is satisfactory, please sign and date within 10 days .

I am excited to have you join the Gilead Leadership Team as the Chief Medical Officer and look forward to working with you on the organization’s short and long-term success.

Sincerely,

/s/ Daniel O’Day

Daniel O’Day
CEO and Chairman

Foregoing terms and conditions hereby accepted:

Signature: /s/ Merdad Parsey

Name: Merdad Parsey

Date: 29 Sept 2019

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